Exhibit 4.01

LEHMAN BROTHERS HOLDINGS INC.

100% Principal Protection Notes with Annual Interest and Contingent Return Linked to the Financial Select Sector SPDR® Fund Due May 27, 2010

Number R-1	$2,100,000
ISIN US5252M0ES22	CUSIP 5252M0ES2

See Reverse for Certain Definitions

THIS SECURITY (THIS “SECURITY”) IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO SUCH DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO LEHMAN BROTHERS HOLDINGS INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

LEHMAN BROTHERS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, at the office or agency of the Company in the Borough of Manhattan, The City of New York, on the Maturity Date, in such coin or currency of the United States of America at the time of payment shall be legal tender for the payment of public and private debts, for each $1,000 principal amount of the Securities represented hereby, an amount equal to the Payment at Maturity and to make interest payments on the principal amount hereof as provided below under “Interest Payments.”

Any amount payable hereon on the Maturity Date will be paid only upon presentation and surrender of this Security.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS SECURITY SET FORTH ON THE REVERSE HEREOF WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

This Security shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

“Standard & Poor’s®”, “S&P®” and “S&P 500®” are trademarks of The McGraw-Hill Companies, Inc. and are expected to be licensed for use by the Company. The Company is expected to enter into a non-exclusive license agreement with Standard & Poor’s (“S&P”), a division of The McGraw Hill Companies, Inc. for use of “Standard & Poor’s Depositary Receipts®”, “SPDR®”, “Select Sector SPDR”, “Select Sector SPDRs” and Select Sector Standard & Poor’s Depositary Receipts”, which are also trademarks of The McGraw-Hill Companies, Inc. The stocks included in each Select Sector Index (upon which Select Sector SPDRs are based) are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated (also referred to as the “Index Compilation Agent”) in consultation with S&P from the universe of companies represented by the Standard & Poor’s 500 Composite Stock Index (“S&P 500® Index”). The composition and weighting of the stocks included in each Select Sector Index can be expected to differ from the composition and weighting of stocks included in any similar S&P 500® sector index that is published and disseminated by S&P. The Securities, which are linked to the performance of the Financial Select Sector SPDR® Fund, are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the Securities. S&P has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

2

IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this instrument to be signed by its Chairman of the Board, its President, its Vice Chairman, its Chief Financial Officer, one of its Vice Presidents or its Treasurer, by manual or facsimile signature under its corporate seal, attested by its Secretary or one of its Assistant Secretaries by manual or facsimile signature.

Dated: May 27, 2008	LEHMAN BROTHERS HOLDINGS INC.

[SEAL]	By:
Vice President

Attest:
Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

CITIBANK, N.A. as Authenticating Agent
By:
Authorized Officer

3

Reverse of Security

This Security is one of a duly authorized series of Securities of the Company designated as 100% Principal Protection Notes with Annual Interest and Contingent Return Linked to the Financial Select Sector SPDR® Fund Due May 27, 2010 (herein called the “Securities”). The Company may, without the consent of the holders of the Securities, create and issue additional securities ranking equally with the Securities and otherwise similar in all respects so that such additional securities shall be consolidated and form a single series with the Securities; provided that no additional securities can be issued if an Event of Default has occurred with respect to the Securities. This series of Securities is one of an indefinite number of series of debt securities of the Company, issued and to be issued under an indenture, dated as of September 1, 1987, as amended (herein called the “Indenture”), duly executed and delivered by the Company and Wilmington Trust Company (as successor to Citibank, N.A.), as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities.

The Payment at Maturity and the amount to be paid on each Interest Payment Date, shall, at the request of the Trustee, be determined by the Calculation Agent pursuant to the Calculation Agency Agreement. The Trustee shall fully rely on the determination by the Calculation Agent of the Payment at Maturity and the amount to be paid on each Interest Payment Date and shall have no duty to make any such determination. The Calculation Agent will provide written notice to the Trustee at its Wilmington, Delaware office, on which notice the Trustee may conclusively rely, of the Payment at Maturity and the amount to be paid on each Interest Payment Date at or prior to 11:00 a.m. on the Business Day preceding the Maturity Date and each Interest Payment Date.

All calculations with respect to the Initial Share Price, the Contingent Strike Price, any Share Price of one share of the Index Fund, the Share Adjustment Factor or the Final Share Price will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount Security on the Maturity Date will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per Holder will be rounded to the nearest cent, with one-half cent rounded upward.

This Security is not subject to any sinking fund.

If an Event of Default with respect to the Securities shall occur and be continuing, the amounts payable on all of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture. The amount payable to the Holder hereof upon any acceleration permitted under the Indenture will be equal to $1,000 plus the Additional Amount and, if applicable, any accrued and unpaid interest payments on the Securities. The Additional Amount will be calculated as though the Maturity Date were instead the date of acceleration and the third Business Day immediately preceding the date of acceleration were instead the Final Valuation Date. Upon any acceleration of the Securities, any interest payment will be calculated on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed from and including the previous Interest Payment Date for which an interest payment was made. If the maturity of the Securities is accelerated because of an Event of Default, the Company shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its Wilmington, Delaware office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Outstanding Securities (as defined in the Indenture) of each series affected by a proposed supplemental indenture (each series voting as a class), evidenced as provided in the Indenture, to execute such supplemental indenture for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of all such series; provided, however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of any Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, if any, or reduce any premium payable on redemption, or make the principal thereof, or premium, if any, or interest thereon, if any, payable in any coin or currency other than that hereinabove provided, without the consent of the holder of each Outstanding Security so affected, or (ii) change the place of payment on any Security, or impair the right to institute suit for payment on any Security, or reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holder of each Outstanding Security so affected. It is also provided in the Indenture that, prior to any declaration accelerating the maturity of any series of Securities, the holders of a majority in aggregate principal amount of the Securities of such series Outstanding may on behalf of the holders of all the Securities of such series waive any past default or Event of Default under the Indenture with respect to such series and its consequences, except a default in the payment of interest, if any, or the principal of, or premium, if any, on any of the Securities of such series, or in the payment of any sinking fund installment or analogous obligation with respect to Securities of such series. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future holders and owners of this Security and any Securities which may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Security or such other Securities.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Payment at Maturity and interest payments, with respect to this Security.

The Securities are issuable in denominations of $1,000 and any whole multiples thereof.

The Company, the Trustee, and any agent of the Company or of the Trustee may deem and treat the registered holder (the “Holder”) hereof as the absolute owner of this Security (whether or not this Security shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof, or on account hereof, and for all other purposes and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary. All such payments made to or upon the order of such registered holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Security.

No recourse for the payment of the principal of, or premium, if any, on, this Security, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the Corporate Trust Office or agency in a Place of Payment for this Security, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series or of like tenor and of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Company agrees, and by acceptance of a beneficial ownership interest in the Securities, each Holder will be deemed to have agreed, for United States federal income tax purposes, (i) to treat the Securities as indebtedness that is subject to Treas. Reg. Sec. 1.1275-4 (the “Contingent Payment Regulations”) and (ii) to be bound by the Company’s determination of the “comparable yield” and “projected payment schedule,” within the meaning of the Contingent Payment Regulations, with respect to the Securities. The Company has determined that the comparable yield is an annual rate of 5.078%, compounded semiannually. Based on the comparable yield, the projected payment schedule per $1,000 principal amount Security consists of the fixed annual interest payments and $1,073.95 due at maturity (which includes the final fixed annual interest payment).

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Definitions

Set forth below are definitions of the terms used in this Security.

“Additional Amount”, as calculated by the Calculation Agent, per $1,000 principal amount Security paid at maturity shall equal:

(i) if the Final Share Price is greater than or equal to the Contingent Strike Price,

$1,000 × Contingent Return; and

(ii) if the Final Share Price is less than the Contingent Strike Price, zero.

“AMEX” shall mean the American Stock Exchange.

“Business Day”, notwithstanding any provision in the Indenture, shall mean any day that is not a Saturday or Sunday and that is not a day on which banking institutions in the City of New York are authorized or obligated by law to close.

“Calculation Agency Agreement” shall mean the Calculation Agency Agreement, dated as of December 21, 2006 between the Company and the Calculation Agent, as amended from time to time, or any successor calculation agency agreement.

“Calculation Agent” shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Payment at Maturity, which term shall, unless the context otherwise requires, include its successors and assigns. The initial Calculation Agent shall be Lehman Brothers Inc.

“Closing Price” of one share of the Index Fund (or any Successor Index Fund) or one unit of any other security for which a Share Price must be determined on any Trading Day means:

•

if the Index Fund (or any such Successor Index Fund or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act on which the Index Fund (or any such Successor Index Fund or such other security) is listed or admitted to trading;

•

if the Index Fund (or any such Successor Index Fund or such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price of the principal trading session on the over-the-counter market as reported on the OTC Bulletin Board operated by the Financial Industry Regulatory Authority, Inc. on such day;

•

if the Index Fund (or any such Successor Index Fund or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day;

•

if the Index Fund (or any such Successor Index Fund) is de-listed, liquidated or otherwise terminated, the Share Price calculated pursuant to the alternative methods of calculation of the Share Price described below under “Alternative Calculation of Share Price”; or

•

if, because of a Market Disruption Event or otherwise, the last reported sale price for the Index Fund (or any such Successor Index Fund or such other security) is not available pursuant to the preceding bullet points, the

Calculation Agent’s good faith estimate of the price of a share of the Index Fund (or any such Successor Index Fund or such other security) as of the close of trading on such Trading Day, in its sole discretion, in each case subject to the provisions of “Alternative Calculation of Share Price” below.

“Company” shall have the meaning set forth on the face of this Security.

“Contingent Return” shall equal 6.00%.

“Contingent Strike Price” shall equal 105% of the Initial Share Price. The Contingent Strike Price was initially $26.12 on the Pricing Date.

“Exchange Act” shall mean the Security Exchange Act of 1934, as amended.

“Final Share Price” shall equal the Share Price on the Final Valuation Date.

“Final Valuation Date” shall mean May 24, 2010; however, if the scheduled Final Valuation Date is not a Trading Day or if there is a Market Disruption Event on such day, the Final Valuation Date shall be postponed to the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred or shall be continuing; provided, however, that the Share Price shall not be determined on a date later than the eighth scheduled Trading Day after the originally scheduled Final Valuation Date, and if such day is not a Trading Day, or if there is a Market Disruption Event on such date, the Calculation Agent shall determine the Share Price on such date in accordance with the formula for and method of calculating the Share Price last in effect prior to commencement of the Market Disruption Event (or prior to the non-Trading Day), using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, the Calculation Agent’s good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation or non-Trading Day) on such eighth scheduled Trading Day of each security most recently constituting the Index Fund.

“Holder” shall have the meaning set forth on the reverse of this Security.

“Indenture” shall have the meaning set forth on the reverse of this Security.

“Index Fund” shall mean the Financial Select Sector SPDR® Fund, as maintained and managed by SSgA Funds Management, Inc.

“Initial Share Price” shall equal $24.88, divided by the Share Adjustment Factor.

“Interest Payment Date” shall mean the 27th calendar day of each May, commencing on May 27, 2009 to, and including, the Maturity Date. If any Interest Payment Date falls on a day that is not a Business Day, then any payment required to be made on such Interest Payment Date will instead be made on the first preceding Business Day; provided, however, that the final interest payment will be made with the Payment at Maturity.

“Interest Period” is the period beginning on, and including, the issue date of the Securities and ending on, but excluding, the first Interest Payment Date, and each successive period beginning on, and including, an Interest Payment Date and ending on, but excluding, the next succeeding Interest Payment Date.

“Interest Rate” shall mean 3.00% per annum.

“Market Disruption Event”, with respect to the Index Fund (or any Successor Index Fund or other security for which a Share Price must be determined) shall mean any of the following events has occurred on any day as determined by the Calculation Agent:

(1) a suspension, absence or material limitation of trading of the shares of the Index Fund (or such Successor Index Fund or such other security) on the primary market for such shares (or such Successor Index Fund or such other security) at any time during the one hour period preceding the close of the principal trading session in such market; or

(2) a breakdown or failure in the price and trade reporting systems of the primary market for the shares of the Index Fund (or such Successor Index Fund or such other security) as a result of which the reported trading prices for such shares (or such Successor Index Fund or such other security) during the last one hour preceding the close of the principal trading session in such market are materially inaccurate; or

(3) a suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the shares of the Index Fund (or such Successor Index Fund or such other security), if available, during the last one hour period preceding the close of the principal trading session in the applicable market; or

(4) a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Underlying Index (or the underlying index related to the Successor Index Fund) on the Relevant Exchanges for such stocks at any time during the one hour period preceding the close of the principal trading session on such Relevant Exchange; or

(5) a breakdown or failure in the price and trade reporting systems of the primary market of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Underlying Index (or the underlying index related to the Successor Index Fund) at any time during the one hour period preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

(6) a suspension, absence or material limitation of trading on any major securities exchange for trading in futures or options contracts related to the Underlying Index (or the underlying index related to the Successor Index Fund) or shares of the Index Fund (or such Successor Index Fund or such other security) at any time during the one hour period preceding the close of the principal trading session on such exchange; or

(7) a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the Calculation Agent in its sole discretion.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index (or the underlying index related to the Successor Index Fund) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Underlying Index (or the underlying index related to the Successor Index Fund) shall be based on a comparison of:

•	the portion of the level of the Underlying Index (or the underlying index related to the Successor Index Fund) attributable to that security relative to

•	the overall level of the Underlying Index (or the underlying index related to the Successor Index Fund),

in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred:

(1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market;

(2) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Calculation Agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

(3) a suspension of trading in futures or options contracts on the Underlying Index (or the underlying index related to the Successor Index Fund) or shares of the Index Fund (or such Successor Index Fund or such other security) by the primary securities market trading in such contracts by reason of:

•	a price change exceeding limits set by such exchange or market,

•	an imbalance of orders relating to such contracts, or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Index (or the underlying index related to the Successor Index Fund) or the shares of the Index Fund (or such Successor Index Fund or such other security); and

(4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Underlying Index (or the underlying index related to the Successor Index Fund) or the shares of the Index Fund (or such Successor Index Fund or such other security) are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Maturity Date” shall mean May 27, 2010, unless that day is not a Business Day, in which case the amount equal to the Payment at Maturity that would otherwise be made on the scheduled Maturity Date will instead be due on the next succeeding Business Day following such scheduled Maturity Date, with the same effect as if paid on the scheduled Maturity Date; provided, that if due to a non-Trading Day or a Market Disruption Event, the Final Valuation Date is postponed so that it falls fewer than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be the third Business Day following the Final Valuation Date, as postponed.

“NYSE” shall mean The New York Stock Exchange, Inc.

“OTC Bulletin Board” means the OTC Bulletin Board Service operated by Financial Industry Regulatory Authority.

“Payment at Maturity”, as calculated by the Calculation Agent, in addition to any accrued and unpaid Interest Payments, shall equal a cash payment per $1,000 principal amount Security of $1,000 plus the Additional Amount.

“Place of Payment” shall mean the place or places where the Payment at Maturity or amount due upon an Automatic Call, if applicable, on the Securities is payable.

“Pricing Date” shall mean May 21, 2008.

“Relevant Exchange” shall mean the primary exchange, quotation system (which includes bulletin board services) or other market of trading for the shares of the Index Fund (or any Successor Index Fund) or any security (or any combination thereof) then included in the Underlying Index (or any underlying index related to the Successor Index Fund).

“Securities” shall have the meaning set forth on the reverse of this Security.

“Share Adjustment Factor” shall initially equal 1.0, subject to adjustment under certain circumstances as described under “Anti-Dilution Adjustments” below.

“Share Price” shall mean the Closing Price per share of the Index Fund.

“Successor Index Fund” shall have the meaning specified under “Alternative Calculation of Share Price”.

“Trading Day” shall mean a day, as determined by the Calculation Agent, on which trading is generally conducted on the NYSE, the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Chicago Mercantile Inc., the Chicago Board Options Exchange, Incorporated and the over-the-counter market for equity securities in the United States.

“Trustee” shall have the meaning set forth on the reverse of this Security.

“Underlying Index” shall mean the index underlying the Index Fund.

All terms used but not defined in this Security are used herein as defined in the Calculation Agency Agreement or the Indenture.

Calculation Agent

The Calculation Agent will determine, among other things, the Initial Share Price, the Share Price, as applicable, of one share of the Index Fund with respect to each Trading Day for the purposes of determining the Share Adjustment Factor and anti-dilution adjustments, if any, the Final Share Price, the Contingent Strike Price, and whether the Final Share Price is equal to or greater than the Contingent Strike Price, the Additional Amount, if any, the amount that we will pay you at maturity and the amount of interest payable, if any, on any Interest Payment Date. The Calculation Agent will also be responsible for determining, among other things, whether a Market Disruption Event has occurred, which exchange traded fund will be substituted for the Index Fund (or Successor Index Fund, if applicable) if the Index Fund (or Successor Index Fund, if applicable) is de-listed, liquidated or otherwise terminated, whether the Underlying Index (or the underlying index related to a Successor Index Fund) has been changed in a material respect, and whether the Index Fund (or Successor Index Fund, if applicable) has been modified so that the Index Fund (or Successor Index Fund, if applicable) does not, in the opinion of the Calculation Agent, fairly represent the price of the Index Fund (or Successor Index Fund, if applicable) had those modifications not been made. All calculations, determinations or adjustments made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Holders and on the Company. The Company may appoint a different Calculation Agent from time to time after the date of the original issue of the Securities without the Holders’ consent and without notifying Holders.

Anti-Dilution Adjustments

Share Splits and Reverse Share Splits

If the shares of the Index Fund are subject to a share split or reverse share split, then once such split has become effective, the Share Adjustment Factor will be adjusted so that it equals the product of:

•	the Share Adjustment Factor before such adjustment, and

•

the number of shares that a holder of one share of the Index Fund before the effective date of the share split or reverse share split would have owned or been entitled to receive immediately following the applicable effective date.

Share Dividends or Distributions

If the Index Fund is subject to a (i) share dividend, i.e., an issuance of additional shares of the Index Fund that is given ratably to all or substantially all holders of shares of the Index Fund or (ii) distribution of shares of the Index Fund as a result of the triggering of any provision of the corporate charter of the Index Fund, then, once the dividend or distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that it equals the Share Adjustment Factor before such adjustment plus the product of:

•	the Share Adjustment Factor before such adjustment, and

•	the number of additional shares issued in the share dividend or distribution with respect to one share of the Index Fund.

Non-cash Distributions

If the Index Fund distributes shares of capital stock, evidences of indebtedness or other assets or property of the Index Fund to all or substantially all holders of shares of the Index Fund (other than (i) share dividends or distributions referred to under “—Share Dividends or Distributions” above and (ii) cash dividends referred under “—Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that it equals the product of:

•	the Share Adjustment Factor before such adjustment, and

•

a fraction, whose numerator is the Current Market Price of one share of the Index Fund and whose denominator is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price” of the Index Fund means the arithmetic average of the Closing Prices of one share of the Index Fund for the ten Trading Days prior to the Trading Day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Share Adjustment Factor.

The “ex-dividend date” is, with respect to a dividend or distribution on the Index Fund, shall mean the first Trading Day on which transactions in the shares of the Index Fund trade on the Relevant Exchange without the right to receive that dividend or distribution.

The “Fair Market Value” of any such distribution is the value of such distribution on the ex-dividend date for such distribution, as determined by the Calculation Agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the Closing Price of such distributed property on such ex-dividend date.

Cash Dividends or Distributions

If the issuer of any shares of the Index Fund pays dividends or makes other distributions consisting exclusively of cash to all or substantially all holders of shares of the Index Fund during any fiscal quarter during the term of the Securities, in an aggregate amount that, together with other such dividends or distributions made during such quarterly fiscal period, exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that it equals the product of:

•	the Share Adjustment Factor before such adjustment, and

•

a fraction, whose numerator is the Current Market Price of one share of the Index Fund and whose denominator is the amount by which such Current Market Price exceeds the amount in cash per share the Index Fund distributes to holders of shares of the Index Fund in excess of the Dividend Threshold.

“Dividend Threshold” shall mean the amount of any cash dividend or cash distribution distributed per share of the Index Fund that exceeds the immediately preceding cash dividend or other cash distribution, if any, per share of the Index Fund by more than 10% of the Closing Price of the Index Fund on the Trading Day immediately preceding the ex-dividend date.

The Calculation Agent will provide information as to any adjustments to the Share Adjustment Factor upon written request by any Holder.

Alternative Calculation of Closing Price

If the Index Fund (or a Successor Index Fund (as defined herein) is de-listed from the AMEX (or any other Relevant Exchange), liquidated or otherwise terminated, the Calculation Agent will substitute an exchange traded fund that the Calculation Agent determines, in its sole discretion, is comparable to the discontinued Index Fund (or such successor index fund) (such index fund being referred to herein as a “Successor Index Fund”). If the Index Fund (or a Successor Index Fund) is de-listed, liquidated or otherwise terminated and the Calculation Agent determines that no Successor Index Fund is available, then the Calculation Agent will, in its sole discretion, calculate the appropriate Closing Price of the shares of the Index Fund (or a Successor Index Fund) by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index Fund (or a Successor Index Fund). If a Successor Index Fund is selected or the Calculation Agent calculates a Closing Price by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index Fund (or a Successor Index Fund), that Successor Index Fund or Closing Price, as applicable, will be substituted for the Index Fund (or such Successor Index Fund) for all purposes of the Securities.

If at any time:

•	the Underlying Index (or the underlying index related to a Successor Index Fund) is changed in a material respect, or

•

the Index Fund (or a Successor Index Fund) in any other way is so modified so that it does not, in the opinion of the Calculation Agent, fairly represent the Closing Price of the shares of the Index Fund (or such Successor Index Fund) in absence of those changes or modifications, then, from and after that time, the Calculation Agent shall make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a Closing Price of an exchange traded fund comparable to the Index Fund (or such Successor Index Fund) as if those changes or modifications had not been made, and the Calculation Agent shall calculate the Closing Price with reference to the shares of such Index Fund (or such Successor Index Fund), as adjusted. The Calculation Agent also may determine that no adjustment is required by the modification of the method of calculation.

The Calculation Agent will provide information as to the method of calculating the Closing Price of the shares of the Index Fund (or such Successor Index Fund) upon written request by any Holder.

Interest Payments

For each Interest Period for each $1,000 principal amount Security, the interest payment for each Interest Period will be calculated as follows:

$1,000 × Interest Rate × (number of days in the Interest Period / 360),

where the number of days will be calculated on the basis of a year of 360 days with twelve months of thirty days each.

Interest payments will be made at the Interest Rate. Interest payments will accrue from, and including, the issue date of the Securities to, but excluding, the Maturity Date. Interest payments will be paid in arrears on each Interest Payment Date to, and including, the Maturity Date, to the Holders at the close of business on the date 15 calendar days prior to that Interest Payment Date, whether or not such fifteenth calendar day is a Business Day. If the Maturity Date is adjusted as the result of a Market Disruption Event, the interest payment due on the Maturity Date will be made on the Maturity Date as adjusted, with the same force and effect as if the Maturity Date had not been adjusted, but no additional interest payment will accrue or be payable as a result of the delayed payment.

The following abbreviations, when used in the inscription on the face of the within Security, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT - _________ Custodian _________
(Cust) (Minor)
TEN ENT -	as tenants by the entireties	under Uniform Gifts to Minors
JT TEN -	as joint tenants with right of	Act
	Survivorship and not as tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Name and Address of Assignee, including zip code, must be printed or typewritten.)

the within Security, and all rights thereunder, hereby irrevocably constituting and appointing to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

__________________________________________

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Security in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

______________________________

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED MEDALLION SIGNATURE GUARANTEE PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.